CONFIDENTIAL TREATMENT REQUESTED

                                 Exhibit - 10.29
                Executive Employment Agreement - Joseph J. Lahti

                         EXECUTIVE EMPLOYMENT AGREEMENT

                                 JOSEPH J. LAHTI

         THIS AGREEMENT is made and entered into effective as of the 1st day of September 2001, by and between SHUFFLE MASTER, INC., a Minnesota corporation (the "Company"), and Joseph J. Lahti (the "Employee").

                                    RECITALS

         A. The Company is in the business of developing, manufacturing, distributing and otherwise commercializing gaming equipment, games, and operating systems for gaming equipment and related products and services throughout the United States and in Canada and other countries (the "Business").

         B. Company and Employee want to create an employment relationship for a specific term that protects the Company and potential successors with appropriate confidentiality and non-compete covenants and rewards the Employee with appropriate consideration therefore, including a stay bonus, and incentivizes him to remain in the employment of the Company.

         C. The Company and Employee desire that Employee be employed by the Company on the terms and conditions of this Agreement.

                                    AGREEMENT

         In consideration of the mutual promises contained herein, Employee and the Company agree as follows:

         1. EMPLOYMENT. The Company hereby employs Employee from the effective date of this Agreement through January 31, 2005. This employment relationship may be terminated by Employee at any time subject to certain consequences as hereinafter set forth, and by the Company only for just cause as hereinafter set forth. Employee shall initially be employed as Chairman to provide assistance to the CEO of the Company. Employee shall be employed full-time by the Company through October 31, 2001; thereafter, Employee shall provide services part-time as reasonably requested by the CEO regarding acquisitions, matters of strategic significance, business development, and marketing strategy, but without "line" responsibility. If Employee resigns or is removed as Chairman, his employment relationship with the Company and his remuneration pursuant to Section 2 hereof shall continue unaffected.

         2. SALARY AND BENEFITS. Employee will be paid as follows:

                  (a) During the period from September 1, 2001 through October 31, 2001, Employee shall be paid a base salary of Forty-two Thousand Six Hundred Forty Dollars ($42,640), paid in the same intervals as other employees of the Company.

                  (b) If Employee is employed with the Company through October 31, 2001, Employee will be


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


                           eligible to receive an executive bonus in accordance with the terms and conditions of the executive bonus program authorized by the Board of Directors of the Company, as set forth on Exhibit A attached hereto.

                  (c) During the period from November 1, 2001, through January 31, 2002, Employee will be paid a base salary of Fifty Thousand Dollars ($50,000.00), paid in the same intervals as other employees of the Company during this period.

                  (d) During the period from February 1, 2002, through January 31, 2003, Employee will be paid a base salary of Two Hundred Thousand Dollars ($200,000.00) plus an amount equal to 33 1/3% of the bonus paid pursuant to subsection (b), above, paid in the same intervals as other employees of the Company.

                  (e) During the period from February 1, 2003, through January 31, 2004, Employee will be paid a base salary of One Hundred Fifty Thousand Dollars ($150,000.00) plus an amount equal to 33 1/3% of the bonus paid pursuant to subsection (b), paid in the same intervals as other employees of the Company.

                  (f) During the period from February 1, 2004, through January 31, 2005, Employee will be paid a base salary of One Hundred Thousand Dollars ($100,000.00) plus an amount equal to 33 1/3% of the bonus paid pursuant to subsection (b), paid in the same intervals as other employees of the Company.

                  (g) Employee has received a stock option grant to purchase one hundred thousand (100,000) shares of the Company's Common Stock in accordance with and subject to the terms and conditions imposed by the Board of Directors at its November 21, 2000 meeting.

                  (h) In the event of a change in the control of the Company defined as set forth in Section 20 hereof, all amounts that would be payable hereunder through January 31, 2005 shall be due and payable effective as of the date of the change in control and Employee's employment hereunder shall cease as of that date.


         Employee's salary during the period from September 1, 2001 through October 31, 2001, is set on the expectation (except for vacation days and holidays) that Employee's time will be spent as reasonably needed to perform his duties to assist the Company's new Chief Executive Officer. Company will not require that Employee travel more than two (2) nights per month. The Company agrees to provide Employee with the general benefits it provides its executive team through October 31, 2001, and to provide Employee with the general benefits it provides its non-executive employees thereafter during the term of this Agreement. Employee will not, however, be eligible to participate in the Company's non-executive bonus program at any time during the term of this Agreement, nor will Employee be eligible to participate in the Company's executive bonus program or the employees stock option plan on or after November 1, 2001.


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


         3. OUTSIDE CONSULTING. Employee may render consulting services to other businesses from time to time if Employee meets all of the following requirements:

                  (a) the consulting services are not rendered to any business which may compete with the Company in any area of the Business;

                  (b) the consulting services do not relate to any products or services which form part of the Business.

         Company acknowledges that Employee currently provides consulting services to, serves on the Board of Directors of, and/or holds equity positions in various companies, as set forth in a confidential memorandum to the General Counsel of the Company dated concurrently herewith.

         4. NON-COMPETITION. Employee's non-compete period has been extended for two (2) years so that Employee shall not, for a period of five (5) years (which includes the two (2) year extension) following November 1, 2001, nor shall the Employee while employed by the Company or its successor:

                  (a) directly or indirectly own, manage, operate, participate in, consult with or work for any business which is engaged in the Business anywhere in the United States or Canada (provided, that the foregoing shall not prohibit Employee from owning up to 1% of any publicly traded company in the Business);

                  (b) either alone or in conjunction with any other person, partnership or business, directly or indirectly, solicit or divert or attempt to solicit or divert any of the employees or agents of the Company or its affiliates to work for or represent any competitor of the Company or its affiliates or to call upon any of the customers of the Company or its affiliates for any gaming related products or services.

                  The foregoing covenants shall benefit as well any successor to the Company.

         5. PAYMENT FOR NON-COMPETE COVENANT. In consideration of only the covenants in Section 4 hereof, including the extended two (2) year period of non-competition, the Company agrees to compensate Employee as follows:

                  (a) On January 5, 2002 (if Employee is employed by the Company on such date) and on each January 5, thereafter, that Employee is employed by the Company through January 5, 2006, the Company shall pay to Employee the sum of One Hundred Fifty Thousand ($150,000.00);

                  (b) Upon the termination for any reason of Employee's employment whether voluntary or involuntary, or in the event of a change in control of the Company, the Company shall pay to Employee a sum equal to Seven Hundred Fifty Thousand ($750,000.00) on or before the date of termination as compensation for the five-year covenant set forth above, less a credit, if any, for each One Hundred Fifty Thousand ($150,000.00) payment previously made to Employee under Section 5 (a).

                  All such payments shall be subject to applicable withholding.


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


         6. CONFIDENTIALITY; INVENTIONS.

                  (a) Employee shall fully and promptly disclose to the Company all inventions, discoveries, software and writings that Employee may make, conceive, discover, develop or reduce to practice either solely or jointly with others during Employee's employment with the Company, whether or not during usual working hours. Employee agrees that all such inventions, discoveries, software and writing shall be and remain the sole and exclusive property of the Company, and Employee hereby agrees to assign, and hereby assigns all of Employee's right, title and interest in and to any such inventions, discoveries, software and writings to the Company. Employee agrees to keep complete records of such inventions, discoveries, software and writings, which records shall be and remain the sole property of the Company, and to execute and deliver, either during or after Employee's employment with the Company, such documents as the Company shall deem necessary or desirable to obtain such letters patent, utility models, inventor's certificates, copyrights, trademarks or other appropriate legal rights of the United States and foreign countries as the Company may, in its sole discretion, elect, and to vest title thereto in the Company, its successors, assigns, or nominees.

                  (b) "Inventions," as used herein, shall include inventions, discoveries, improvements, ideas and conceptions, developments and designs, whether or not patentable, tested, reduced to practice, subject to copyright or other rights or forms of protection, or relating to data processing, communications, computer software systems, programs and procedures.

                  (c) Employee understands that all copyrightable work that Employee may create while employed by the Company is a "work made for hire," and that the Company is the owner of the copyright therein. Employee hereby assigns all right, title and interest to the copyright therein to the Company.

                  (d) The three immediately preceding paragraphs do not apply to inventions in which a Company claim or any rights will create a violation of Chapter 47 Minnesota Revised Statutes, Section 1-181.78, reproduced below and constituting the written notification of its Subdivision 3.

                           SUBDIVISION 1. ANY PROVISION IN AN EMPLOYMENT AGREEMENT WHICH PROVIDES THAT AN EMPLOYEE SHALL ASSIGN OR OFFER TO ASSIGN ANY OF THE EMPLOYEE'S RIGHTS IN AN INVENTION TO THE EMPLOYER SHALL NOT APPLY TO AN INVENTION FOR WHICH NO EQUIPMENT, SUPPLIES, FACILITY OR TRADE SECRET INFORMATION OF THE EMPLOYER WAS USED AND WHICH WAS DEVELOPED ENTIRELY ON THE EMPLOYEE'S OWN TIME, AND (1) WHICH DOES NOT RELATE (A) DIRECTLY TO THE BUSINESS OF THE EMPLOYER OR (B) TO THE EMPLOYER'S ACTUAL OR DEMONSTRABLY ANTICIPATED RESEARCH OR DEVELOPMENT, OR (2) WHICH DOES NOT RESULT FROM ANY WORK PERFORMED BY THE EMPLOYEE FOR THE EMPLOYER. ANY PROVISION WHICH PURPORTS TO APPLY TO SUCH AN INVENTION IS TO THAT EXTENT AGAINST THE PUBLIC POLICY OF THIS STATE AND IS TO THAT EXTENT VOID AND UNENFORCEABLE.

                           SUBDIVISION 2. NO EMPLOYER SHALL REQUIRE A PROVISION MADE VOID AND UNENFORCEABLE BY SUBDIVISION 1 AS A CONDITION OF EMPLOYMENT OR CONTINUING EMPLOYMENT.

                           SUBDIVISION 3. IF AN EMPLOYMENT AGREEMENT ENTERED INTO AFTER AUGUST 1, 1997 CONTAINS A PROVISION REQUIRING THE EMPLOYEE TO ASSIGN OR OFFER TO ASSIGN ANY OF THE EMPLOYEE'S RIGHTS IN ANY INVENTION TO AN EMPLOYER, THE EMPLOYER MUST ALSO, AT THE TIME THE AGREEMENT IS MADE, PROVIDE A WRITTEN NOTIFICATION TO THE EMPLOYEE THAT THE AGREEMENT DOES NOT APPLY TO AN INVENTION FOR WHICH NO EQUIPMENT, SUPPLIES, FACILITY OR TRADE SECRET INFORMATION OF THE EMPLOYER WAS


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


                           USED AND WHICH WAS DEVELOPED ENTIRELY ON THE
                           EMPLOYEE'S OWN TIME, AND (1) WHICH DOES NOT RELATE
                           (A) DIRECTLY TO THE BUSINESS OF THE EMPLOYER OR (B) TO THE EMPLOYER'S ACTUAL OR DEMONSTRABLY ANTICIPATED RESEARCH OR DEVELOPMENT, OR (2) WHICH DOES NOT RESULT FROM ANY WORK PERFORMED BY THE EMPLOYEE FOR THE EMPLOYER.

                  (e) Employee will not publish or otherwise disclose, either during or after Employee's employment with the Company, any unpublished or proprietary or confidential information or secret relating to the Company, the Business, the Company's operations or the Company's products or services. Employee will not publish or otherwise disclose proprietary or confidential information of others to which Employee has had access or obtained knowledge in the course of Employee's employment with the Company. Upon termination of Employee's employment with the Company, Employee will not, without the prior written consent of the Company, retain or take with Employee any drawing, writing or other record in any form or nature which relates to any of the foregoing.

                  (f) Employee understands that Employee's employment with the Company creates a relationship of trust and confidence between Employee and the Company. Employee understands that Employee may encounter information in the performance of Employee's duties that is confidential to the Company or its customers. Employee agrees to maintain in confidence all confidential information pertaining to the Business or the Company to which Employee has access including, but not limited to, confidential information relating to the Company's products, inventions, trade secrets, formulas, compositions, customer information and lists, research projects, costs, sales volume or strategy, pricing, profitability, plans, marketing strategy, expansion or acquisition or divestiture plans or strategy and information of similar nature received from others with whom the Company does business. Employee agrees not to use, communicate or disclose or authorize any other person to use, communicate or disclose such confidential information orally, in writing, or by publication, either during employee's employment with the Company or thereafter except as expressly authorized in writing by the Company unless and until such information becomes public without fault on employee's part, or as required by law.

         7. TERMINATION WITHOUT JUST CAUSE; STAY BONUS. In the event of the termination of Employee's employment by the Company without just cause, as defined in Section 8, the Employee will receive all compensation that would be provided under this Agreement through January 31, 2005 including all salary, benefits and bonuses; in addition, any stock option previously granted to the Employee (not already exercisable and vested) will become exercisable and all stock options will become fully vested on the first day immediately following Employee's last day of employment. Employee will be entitled to exercise said options in accordance with the terms of the Company's stock option plan as amended from time to time. In the event of such a change in control Employee will reasonably cooperate with the Company, and exercise his stock options in a way as to not hinder the progress or closing of the sale or merger transaction, and in no event later than three (3) months following the closing.


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         In the event Employee does not voluntarily resign as the Chairman of the Board of Directors of Shuffle Master, Inc., on or before February 1, 2002, Employee will be paid a stay bonus of Two Hundred Fifty Thousand Dollars ($250,000.00) on February 2, 2002.

         8. TERMINATION BY COMPANY FOR JUST CAUSE. The Company may only terminate Employee for just cause. In the event the Company terminates the Employee for just cause, the Employee will remain bound under the covenant not to compete and confidentiality obligations contained in Sections 4 and 6 and will not be entitled to the remaining salary and general employment benefits (e.g. health insurance, dental, life) to be provided following the date of such termination. Notwithstanding any termination for just cause, Employee is entitled to the accelerated non-compete payments provided for in Section 5 of this Agreement. Termination for "just cause" shall be limited to:

                  (a) dishonesty as to a matter which is materially injurious to the Company;

                  (b) the commission of a willful act or omission intended to materially injure the business of the Company; or

                  (c) a substantial violation of the provisions of Sections 4 and 6 hereof.

         9. TERMINATION BY EMPLOYEE. In the event Employee voluntarily terminates his employment with the Company (or its successor) prior to February 1, 2005, Employee will remain bound under the confidentiality and non-compete obligations of Sections 4 and 6 and will not be entitled to the remaining salary and general employment benefits (e.g. health insurance, dental, life) to be provided following the date of such voluntary termination. Notwithstanding any voluntary termination by employee, Employee is entitled to the accelerated non-compete payments provided for in Section 5 of this Agreement. Voluntary termination means an intentional termination by the Employee without good reason and without pressure by the Company. Voluntary termination does not mean a termination caused by the death or disability of the Employee. In the event a termination occurs due to the death or disability of Employee, Employee is entitled to and will receive the full benefits (including salary) remaining through January 31, 2005 under this Agreement at the time of such termination.

         10. NO CONFLICTING AGREEMENTS. Employee has the right to enter into this Agreement, and hereby confirms Employee has no contractual or other impediments to the performance of Employee's obligations including, without limitation, any non-competition or similar agreement in favor of any other person or entity.


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


         11. COMPANY POLICIES. During the period of Employee's employment, Employee shall engage in no activity or employment which may conflict with the interest of the Company, and Employee shall comply with all policies and procedures of the Company including, without limitation, all policies and procedures pertaining to ethics.

         12. INDEPENDENT COVENANTS. The covenants on the part of the Employee contained in Sections 4 and 6 hereof shall be construed as agreements independent of any other provision in this Agreement; it is agreed that the relief for any claim or cause of action of the Employee against the Company, whether predicated on this Agreement or otherwise, shall be measured in damages and shall not constitute a defense to enforcement by the Company of those covenants.

         13. INJUNCTIVE RELIEF; ATTORNEYS' FEES. In recognition of the irreparable harm that a violation by Employee of any of the covenants contained in Sections 4 and 6 hereof would cause the Company, the Employee agrees, notwithstanding the provisions of Section 17 hereof, that in addition to any other relief afforded by law, an injunction (both temporary and permanent) against such violation or violations may be issued against him or her and every other person and entity concerned thereby, it being the understanding of the parties that both damages and an injunction shall be proper modes of relief and are not to be considered alternative remedies. Employee consents to the issuance of such injunction relief without the posting of a bond or other security. In the event of any such violation, the successful party in any action for an injunction is entitled to recover from the unsuccessful party the successful party's costs, expenses and reasonable attorneys' fees incurred in such injunction action, in addition to any other actual damages sustained by the successful party.

         14. NOTICE. Any notice sent by registered mail to the last known address of the party to whom such notice is to be given shall satisfy the requirements of notice in this Agreement.

         15. ENTIRE AGREEMENT. This Agreement is the entire agreement of the parties hereto concerning the subject matter hereof and supercedes and replaces any oral or written existing agreements between the Company and the Employee relating generally to the same subject matter. Company and Employee hereby acknowledge that there are no agreements or understandings of any nature, oral or written, regarding Employee's employment, apart from this Agreement.


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


         16. SEVERABILITY. It is further agreed and understood by the parties hereto that if any provision of this Agreement should be determined by a court to be unenforceable in whole or in part, it shall be deemed modified to the minimum extent necessary to make it reasonable and enforceable under the circumstances.

         17. GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the laws of the State of Minnesota, without giving effect to the principles of conflicts of laws thereof. Except as provided in Section 13 hereof, any dispute relating hereto or arising hereunder shall be resolved by binding arbitration pursuant to the procedures of the American Arbitration Association held in Minneapolis, Minnesota. In the event that injunctive relief is sought, pursuant to Section 13 hereof or otherwise, said action shall be venued in the federal or state courts located in Minneapolis, Minnesota.

         18. HEIRS, SUCCESSORS AND ASSIGNS. The terms, conditions, and covenants hereof shall extend to, be binding upon, and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.

         19. EXCISE TAX PAYMENTS.

                  (a) In the event that any payment or benefit (within the meaning of Section 28OG(b)(2) of the Internal Revenue Code of 1986, as amended (the "Code")), paid or payable to the Employee or for his benefit or distributed or distributable pursuant to the terms of this Agreement or otherwise in connection with, or arising out of, his employment with the Company or a Change in Control of the Company (a "Payment" or "Payments"), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Employee with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Employee will be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Employee of all taxes (including any interest or penalties, other than interest and penalties imposed by reason of the Employee's failure to file timely a tax return or pay taxes shown as due on his return, imposed with respect to such taxes and the Excise Tax), including any Excise Tax imposed upon the Gross-Up Payment, the Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

                  (b) An initial determination as to whether a Gross-Up Payment is required pursuant to this Agreement and the amount of such Gross-Up Payment shall be made at the Company's expense by an accounting firm selected by the Employee and reasonably acceptable to the Company which is designated as one of the ten (10) largest accounting firms in the United States (the "Accounting Firm"). The Accounting Firm shall provide its determination (the "Determination"), together with detailed supporting calculations and documentation, to the Company and the Employee promptly following the date of termination of the Employee's employment, if applicable, or such other time as requested by the Company or the Employee. The Gross-Up Payment, if any, as determined pursuant to this Section 19(b) shall be paid by the Company to the Employee within five days of the receipt of the Determination. In the event that the tax returns of either Employee or the Company are audited with respect to this issue, the same accounting firm shall be retained in connection with the audit and any appeal, and the amount of the


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                           Gross-Up Payment shall be subject to revision,
                           depending upon the final outcome of the audit.

                  (c) Notwithstanding anything contained in this Agreement to the contrary, in the event that, according to the Determination, an Excise Tax will be imposed on any Payment or Payments, the Company shall pay to the applicable government taxing authorities as Excise Tax withholding, the amount of the Excise Tax that the Company has actually withheld from the Payment or Payments.

         20. CHANGE IN CONTROL. For purposes of this Agreement, a "Change in Control" is defined as a completed transaction or series of transactions, regardless of form, by which any person, entity or group of persons and entities, acting together, obtain control, directly or indirectly, of more than 50% of the voting power of the Company and shall include, but not be limited to, mergers, tender offers, sales of assets, proxy contests involving a change in control of the Board, and the like.

         21. WAIVER OF CONFLICT OF INTEREST. Employee has been represented in this matter by Moss & Barnett; the Company has been represented by Thomas G. Barry, Jr., General Counsel. The parties acknowledge that Moss & Barnett has previously represented both the Employee and the Company on other matters, both unrelated and related. Both parties nonetheless waive any potential or actual conflict of interest relating to Moss & Barnett's representation of Employee in this matter. The Company further waives any objections to Moss & Barnett's continued representations of Employee in this matter, and Employee waives any objections to Moss & Barnett's continued representation of the Company in other matters.



         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day, month and year first above written.

EMPLOYER:                                        EMPLOYEE:

SHUFFLE MASTER, INC.


By: /s/ Gary W. Griffin                          /s/ Joseph J.Lahti
    ---------------------------------------      -------------------------------
    Its: Chief Financial Officer                 Joseph J. Lahti
         ----------------------------------



By: /s/ Patrick R. Cruzen
    ---------------------------------------
    Its: Chairman of Compensation Committee
         ----------------------------------


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                                    EXHIBIT A

         Employee may earn a percentage of Employee's base salary as a bonus during fiscal year 2001, which will vary depending on the percentage of targeted income before taxes (REDACTED; CONFIDENTIAL TREATMENT REQUESTED) earned by the
Company:

COMPANY EARNINGS
AS % OF TARGETED INCOME
BEFORE TAXES                  BONUS
------------                  -----

a.       Less than 90%        0

b.       90%                  $102,336.00 (40% of base salary)

c.       90% - 100%           $102,336.00 + $2,558.40 for each increase of one
                              percent (1%) over ninety percent (90%)

d.       100%                 $127,920.00 (50% of base salary)

e.       100% - 120%          $127,920.00 + $1,279.20 for each increase of one
                              percent over 100%

f.       120%                 $153,504.00 (60% of base salary)

g.       over 120%            60% of base salary plus an additional 1% of base
                              salary for each increase of one percent over 120%.

         For example, if the Company earns 100% of its targeted income before taxes during fiscal 2000, Employee would be paid a performance bonus of $127,920.00 ($255,840.00 x 50%). If the Company earns 90% of its targeted income before taxes during fiscal 2000, Employee would be paid a performance bonus of $102,336.00 ($255,840.00 x 40%). If the Company earns 120% of its targeted income before taxes, then Employee's performance bonus would be $153,504.00 ($255,840.00 x 60%). If the Company earns more than 120% of its targeted income before taxes, Employee's performance bonus would further increase by an amount equal to one percent ( 1% ) of his base salary for each percent by which the percentage increase in income before taxes exceeds the target. In no event shall the amount of the bonus exceed twice Employee's annual base salary.


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